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iPath

ABOUT iPATH ETNs | PRODUCT INFORMATION | PROSPECTUSES | EVENTS & eLEARNING

iPath℠ GSCI® Total Return Index ETN (GSP)

iPath℠ Dow Jones-AIG Commodity Index Total Return℠ ETN (DJP)

iPath℠ Goldman Sachs Crude Oil Total Return Index ETN (OIL)

iPATH℠ GOLDMAN SACHS
CRUDE OIL TOTAL RETURN INDEX
EXCHANGE TRADED NOTE
FROM BARCLAYS.
LEARN MORE

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OTHER EXCHANGE TRADED PRODUCTS:

iShares

The current iPath℠ ETNs offer:

- Tax and cost efficiency
- Trading flexibility - may short on an uptick or downtick
- Index tracking

BARCLAYS

On-Demand Presentation
Exchange Traded
Access to Difficult
Markets
Learn how iPath ETNs can
offer convenient exposure
to difficult-to-reach
markets
Length: 20 minutes
Filed Pursuant to Rule 433
Registration No. 333-126811
*